Exhibit 99.1

Littelfuse INCREASES INVESTMENT IN MONOLITH SEMICONDUCTOR

CHICAGO, March 2, 2017 — Littelfuse, Inc., (NASDAQ:LFUS) today announced it has made an incremental $15 million investment in Monolith Semiconductor Inc., a Texas-based start-up company developing silicon carbide technology. Silicon carbide is a rapidly emerging semiconductor material that enables power devices to operate at higher switching frequencies versus conventional silicon. This allows inverters and motor drives to operate with significantly improved energy efficiency and reduced system cost.

“We are pleased to expand our partnership with Monolith's experienced team of silicon carbide and power semiconductor experts,” said Ian Highley, senior vice president and general manager, semiconductor products and chief technology officer for Littelfuse. “With the increasing needs to make power electronic devices that will be stronger and more efficient, we are excited about the opportunities this game-changing technology provides.”

“Littelfuse has been a great partner with us as we move closer to the commercialization of our technology,” said Sujit Banerjee, PhD, CEO of Monolith Semiconductor. “We are working closely with Littelfuse to position our combined portfolios to develop innovative solutions for our customers.”

As a result of this additional investment, Littelfuse now has a majority ownership position in Monolith and will begin including Monolith in its operating financial results. Littelfuse previously announced that its first quarter 2017 earnings per share guidance included $0.03 of expense to fund development activities with Monolith Semiconductor. This additional investment is expected to reduce earnings per share by $0.09 across the second through fourth quarters of 2017.

Under the terms of its agreement with Monolith Semiconductor, Littelfuse has committed to add to its investment once Monolith has achieved certain milestones.

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About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 10,000 employees in more than 40 locations worldwide. For more information, please visit www.Littelfuse.com.

About Monolith Semiconductor

Monolith Semiconductor Inc., a Round Rock, Texas-based startup company, is focused on improving the affordability and reliability of silicon carbide power devices by utilizing advanced manufacturing techniques and high-performance processes and designs. Learn more at www.monolithsemi.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems, capacity and supply difficulties, uncertainties related to political and regulatory changes and other risks which may be detailed in the company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements.

This release should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 (“Annual Report”). For further discussion of the risk factors of the company, see Item 1A “Risk Factors” to the Annual Report.

CONTACT:

Investors:	News Media:

Meenal Sethna	David Kurt

Executive Vice President and CFO	Manager, Corporate Communications

+1 (773) 628-0616	+1 (773) 628-0726

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